Exhibit 10.18

Hunan Tianchang Real Estate Co., Ltd

Autozi Internet Technology Co., LTD

Investment agreement

June 2020

Investment agreement

This Investment Agreement (hereinafter referred to as the “This Agreement”) is jointly signed by the following parties on June 2020 at the Beijing Municipality of the People’s Republic of China (“China” for the purposes of this Agreement, excluding the Hong Kong Special Administration, the Macao Special Administrative Region and the Taiwan Region):

（1）

Hunan Tianchang Real Estate Co., Ltd. (hereinafter referred to as the “Investor”), a limited liability company established and effectively existing in accordance with the laws of China, has a social unified credit code of 91430103MA4LNEHQ8C, and its registered address is No.108, Nanhu Avenue, Nantuo Street, Tianxin District, Changsha City, Hunan Province. Its legal representative is Zhang Pengfei.

（2）	Zhang Houqi (hereinafter referred to as “Actual Controller”), a Chinese natural person with id number 210102196611035718;

（3）

Beijing Yonyou Innovation and Investment Center (limited partnership), a limited partnership established and effectively existing in accordance with the laws of China, the social unified credit code is 9111010855859053XP, the registered address is Room 211, second floor, No.20,68 Beiqing Road, Haidian District, Beijing, the executive partner is Beijing Yonyou Happiness Investment Management Co., Ltd.;

（4）	Ji Quan, a Chinese natural person, with ID card number: 510132197310167518;

（5）

Beijing Tongtai Gaohua Investment Management Center (limited partnership), a limited partnership established and effectively existing in accordance with Chinese laws, the social unified credit code is 911101025768986770, the registered address is Room 711,7 / F, Building 3, Courtyard 1, Xicheng District, Beijing, the executive partner is Ai He;

（6）	Yu Tianyi, a Chinese natural person, ID number 110103199607121812, registered residence is 304, Building 12, Yanguiyuan, North 2, Zhongguancun, Haidian District, Beijing;

（7）	Sun Jianmin, a Chinese natural person, ID number is 110108196412168977, registered in residence is 6-905, Nantian Building, Futian District, Shenzhen City, Guangdong Province;

（8）	Sun Hailan, a Chinese natural person, ID number 110105197802230428, registered in residence is No.101-1, Xisanqi Garden, Haidian District, Beijing;

（9）

Zhongguancun Science Park Haidian Park Entrepreneurship Service Center, a limited liability company established and effectively existing according to the laws of China social unified credit code is 12110101084008808525, registered address is No.26 Shangdi Information Road, Haidian District, Beijing, the legal representative is Zhao Xinliang;

（10）

Beijing Qichuang Zhongteng Investment Management Center (limited partnership), a limited partnership established and effectively existing in accordance with The laws of China, the social unified credit code is 91110108358325678J, the registered address is 02-215, Building 2, No.68 Beiqing Road, Haidian District, Beijing, the appointed representative is Zhang Houqi;

（11）

Beijing Qizhi Zhongchi Investment Management Center (limited partnership), a limited partnership established and effectively existing in accordance with The laws of China, the social unified credit code is 9111010833039353593, the registered address is 01-445,8th floor, No.18 Zhongguancun Street, Haidian District, Beijing, the executive partner is Zhang Houqi;

（12）

Guangzhou win investment partnership (limited partnership), a Chinese law and effectively surviving limited partnership, social unified credit code for 9144010131210679783, registered address for Guangzhou baiyun district north road 1633 Guangzhou private science park sheng road 8 supporting service building 623-2 room, executive transaction partner: Shenzhen genesis HaoShun investment consulting co., LTD.;

（13）

Huachuang (Fujian) Equity Investment Enterprise (limited partnership), a limited partnership established and effectively existing in accordance with Chinese laws, the social unified credit code is 913500003995715176, Room 201, podium Building, Phoenix Building, north of Longfeng Road, Guishan Neighborhood Committee, Tancheng Town, Pingtan County, Fujian Province, the appointed representative is Chen Xin;

（14）

Nine states build round investment management (Shanghai) center (limited partnership), a established according to Chinese law and effective existence of the limited partnership, social unified credit code is 91310000087809493N, registered address for China (Shanghai) free trade area Zhang Heng road lane 10, room 301D, executive transaction partners for Shanghai round reputation enterprise management consulting service center (limited partnership);

（15）

Shenzhen Innovation Investment Group Co., LTD., a limited liability company established and effectively existing under Chinese laws, social unified credit code is 91440300715226118E, registered address is 11th floor, Investment Building, 4009 Shennan Avenue, Futian District, Shenzhen, the legal representative is Ni Zewang;

（16）

Shanxi Hongtu Innovation and Venture Capital Co., LTD., a limited liability company established and effectively existing in accordance with Chinese laws, the social unified credit code is 91140100583319071N, the registered address is Room 601,6th floor, Block A, Tsinghua Science Park, 529, South Zhonghuan Street, Xiaodian District, Taiyuan city, Shanxi Province, the legal representative is Zhou Jun;

（17）

Jincheng Hongtu Venture Capital Co., Ltd., a limited liability company established and effectively existing in accordance with the laws of China, the social unified credit code is 91140500MA0GRX8Q2G, the registered address is 201, Building 2, Wantong Commercial Square, 2123, Fengtai East Street, Jincheng City, Shanxi Province, the legal representative is Zhou Jun;

（18）

Shenzhen Yinda Investment Center (limited partnership), a limited partnership established and effectively existing in accordance with the laws of China, the social unified credit code is 91440300359877386U, the registered address is 308A, Building 2, Xinghua Road, 6 Street, Nanshan District, Shenzhen, the executive partner is Shenzhen Youjin Investment Management Co., LTD.;

（19）

Shenzhen Zhongyi Capital Management Co., LTD., a limited liability company established and effectively existing in accordance with Chinese laws, the social unified credit code is 91440300075164114W, the registered address is 1002 B, 10th floor, Building A, Nanhaide Building, Nanhai Road, Nanxin Road, Nantou Street, Nanshan District, Shenzhen, and the legal representative is Tao Maohua;

（20）

Ningbo Meishan bonded port area light two equity investment partnership (limited partnership), a valid established under Chinese law of the limited partnership, social unified credit code is 91330206MA282BLA4G, registered address for beilun Meishan bonded port area international business area office building room 1452, executive affairs partner appointed representative for Li Qi;

（21）	Liu Rui, a Chinese natural person, ID number 410105196611093316, registered residence is No.16, Building 5, Courtyard 3, Yousheng South Road, Jinshui District, Zhengzhou City, Henan Province;

（22）

Beijing Anrong Innovation Management Technology Center (limited partnership), a limited partnership established and effectively existing in accordance with The laws of China, the social unified credit code is 91110108MA0097CD8W, the registered address is 819-120,8th floor, New Material Entrepreneurship Building, No.7 Fenghui Middle Road, Haidian District, Beijing, and the executive partner is Yue Chengjin;

（23）

Ningbo Meishan Bonded Port Area Gu Yinxin Chuang Equity Investment Management Partnership (limited partnership), a limited partnership established and effectively existing in accordance with Chinese laws, with social unified credit code of 91330206MA28262088, registered address is Room 972, Office 7, No.1, Meishan Salt Farm, Beilun District, the appointed representative of the executive partner is Fang Mian;

（24）

Ningbo Meishan Bonded Port Area GuShengDe Enjoy Equity Investment Management Partnership (limited partnership), a limited partnership established and effectively existing in accordance with Chinese laws, the social unified credit code of 91330206MA284JGL59, registered address is Room 11, No.1 Office Building, Meishan Salt Farm, Beilun District, the executive partner appointed representative is Fang Mian;

（25）

Ningbo Meishan Bonded Port Area Gulian xin Equity Investment Management Partnership (limited partnership), a limited partnership established and effectively existing in accordance with Chinese laws, with social unified credit code of 91330206MA284GP452, registered address is Room 11,1945, No.1, Meishan Salt Farm, Beilun District, the executive partner appointed representative is Fang Mian;

（26）

Suqian state teng poly nuo investment management of the partnership (limited partnership), according to Chinese law and effective existence of limited partnership, social unified credit code is 91321311MA1X9A4355, registered address for Suqian, Jiangsu province district division lake east road 19 Internet financial center room 306-A071, executive transaction partners for Shanghai real asset management co., LTD.;

（27）

Ningbo Meishan bonded port area, sharp investment management partnership (limited partnership), a established according to Chinese law and effective existence of the limited partnership, social unified credit code is 91330206MA2AEQFK6K, registered address for Ningbo city, Zhejiang province Meishan salt office building 16, room 274, executive affairs partner appointed representative for CenPeng;

（28）

Shenzhen Jinfeng Chuangfu Holding Co., Ltd., A limited liability company established and effectively existing according to Chinese laws, social unified credit code is 91440300MA5EK04C1X, registered address is Room 201, Building A, No.1, Qianwan First Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen, Shenzhen Qianhai Commercial Secretary Co., LTD.), the legal representative is Lu Zhongping;

((3) to (28) above collectively as “existing Shareholders”, including (15) to (17) collectively as “Deep Venture”, shall act as and be regarded as joint investors under this Agreement; (23) to (25) collectively as “Guyin International”, shall act and act as joint investors under this Agreement and (26) to (27) collectively as “Tanshi Capital,” shall act as and be deemed as a joint investor under this Agreement.）

（29）

China Chi Zhongfu Internet Technology Co., LTD. (hereinafter referred to as the “company or the” invested company “), a limited liability company established and effectively existing in accordance with the laws of China, the social unified credit code is 91110108,856872138 A, the registered address is Room 04,1st floor, Building 3, Building 3,68, Beiqing Road, Haidian District, Beijing, the legal representative is Zhang Houqi;

（30）

Chi car fu Internet technology (Changsha) co., LTD. (hereinafter referred to as the “chi car in Changsha subsidiary”), a established according to Chinese law and effective survival of limited liability company, social unified credit code is 91430100MA4R1NP068, registered address for Changsha city of Hunan province city road (the original lux avenue) 18 sailing enterprise square C building 603, the legal representative for zhen-hua zhang.

(Above collectively referred to as “parties” and separately referred to as “parties”.）

in view of:

1、

Chi car f Internet technology co., LTD. Is established on the basis of Chinese law and effective survival is mainly engaged in, research and development of supply chain cloud platform and automotive industry chain digital, online, intelligent and ecological platform services (hereinafter referred to as the “main business”) of the co., LTD., as of the date of this agreement, the invested company registered capital of 50 million yuan, the existing shareholders total hold the investment company subscribed investment of 50 million yuan, 100% of the equity of the invested company (existing shareholders respective holdings as shown in the appendix one of this agreement);

2、

Investors proposed in accordance with the terms and conditions of this agreement, the subscription of the new registered capital (hereinafter referred to as the “the investment”), the investment company and the other parties agree in accordance with the agreement and the investment of other relevant transaction documents (see below) the terms and conditions to accept the investors subscription of the new registered capital and become the shareholders of the investment company.

Therefore, on the principle of equality and mutual benefit, the parties to the cost agreement is as follows:

definition

1.1	In this Agreement, unless otherwise specified, the following words have the following meanings:

（1）

“Related Party”, for either party, means the associated entity and the associated natural person. The preceding “associated entity” means an entity that (a) directly or indirectly controls the party; (b) is directly or indirectly controlled by such party; or (c) is under or directly or indirectly control of a third party. Among them, “control” means any other circumstances in which it directly or indirectly owns more than 50% of the equity or interest of the entity, or has the right to appoint or direct the management of the entity, or to appoint or elect a majority of its directors, or to determine the financial and operational policies of the entity and to obtain benefits from the operating activities of the entity. The foregoing “associated natural persons” means: (i) the individual shareholder holding the equity or interest of 5% or more of the party; or (ii) the directors, supervisors and senior officers of the person and other close members of the family; or (iii) the immediate and other close family members of the Party for the natural person.

（2）	“Company” or “invested company” refers to Zhongchi Auto Fu Internet Technology Co., LTD.

（3）

“Group company”, refers to the company and the company has a subsidiary and direct or indirect control of other enterprises, including but not limited to chi car f Internet technology co., LTD., quantum gold f data technology (Beijing) co., LTD., quantum gold f. commercial factoring (Shenzhen) co., LTD., chi insurance car service co., LTD., chi car service co., LTD., Changsha in chi d auto service co., LTD., chi league technology (Changsha) co., LTD., etc.

（4）	“Actual controller” refers to Zhang Houqi.

（5）

“Significant adverse impact” means a material adverse effect on the overall financial position, business, results of operation, ownership, assets or organizational structure of the investee or the Group, or a significant adverse change in the ability to complete the transactions and / or the commitments hereunder.

（6）

“Existing shareholders”, Refers to Zhang later , Beijing friends innovation investment center (limited partnership), JiQuan, Beijing tong tai high investment management center (limited partnership), more than a day, Sun Jianmin, Sun Hailan, zhongguancun science park haidian garden entrepreneurship service center, Beijing and the teng investment management center (limited partnership), Beijing and chi the chi investment management center (limited partnership), Guangzhou to win investment partnership (limited partnership), China gen (Fujian) equity investment enterprise (limited partnership), nine states build round investment management (Shanghai) center (limited partnership), Shenzhen innovation investment group co., LTD., Shanxi red soil innovative venture investment co., LTD., Jincheng clay Venture investment co., LTD., Shenzhen Yin da investment center (limited partnership), Shenzhen in a capital management co., LTD., Ningbo Meishan bonded port area light two period equity investment partnership (limited partnership), Liu Rui, Beijing AnRong innovation management technology center (limited partnership), Ningbo Meishan bonded port area valley silver letter and equity investment management partnership (limited partnership), Ningbo Meishan bonded port area valley sheng, enjoy equity investment management partnership (limited partnership), Ningbo Meishan bonded port area valley united letter surplus equity investment management partnership (limited partnership), Suqian continent teng poly investment management partnership (limited partnership), Ningbo mei Shan Bonded Port Area Grui Investment Management Partnership (limited partnership), Shenzhen Jinfeng Chuangfu Holding Co., LTD.

（7）	“Core Personnel” means all core personnel of the Group Company listed in this Agreement, Appendix II, “Core Personnel of the Group Company”.

（8）

“Articles of Association of the Invested Company” means the Articles of Association of Zhongchi Auto Fu Internet Technology Co., Ltd. signed by the existing shareholders and investors regarding the investment.

（9）

“Transaction Documents” means the legal documents signed by this Agreement and its supplementary agreements (if any), the Articles of Association of the invested Company and other parties concerning the investment.

（10）

“Applicable law”, refers to the Chinese laws, administrative regulations, local regulations, autonomous regulations, separate regulations, department rules, local government rules and other universal binding mandatory normative documents (including national, local and industry technical standards, specifications and requirements), only in terms of this agreement, not including the Hong Kong special administrative region, Macao special administrative region and Taiwan law.

（11）

“Qualified listing” means the initial public offering and listing of the shares of the invested company (or its other restructured entity) on the Shanghai Stock Exchange, Shenzhen Stock Exchange, NASDAQ, Hong Kong Stock Exchange or any other stock exchange approved by the investor.

（12）

“Intellectual Property” means a patent, trademark, trade mark, and service trademark, whether registered), copyright and all similar proprietary technology, including design, drawing, patent, technology, technology, performance, computer program, business, and brand name, presentation or style of goods or services or related marketing materials, or any improvement of the above.

（13）

“China”, for the purposes of this Agreement, unless otherwise provided for, means the mainland region of the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region.

（14）	“RMB” means the legal tender of China.

（15）	“Working day” means a date other than Saturday, Sunday and statutory holidays in China.

（16）

“Priority shareholders”, refers to nine states round investment management (Shanghai) center (limited partnership), Shenzhen innovation investment group co., LTD., Ningbo Meishan bonded port area valley, enjoy equity investment management partnership (limited partnership), Suqian continent teng poly investment management of the partnership (limited partnership), Hunan tianchang real estate co., LTD.

（17）	“Closing Date” means the date on which all the conditions specified in Clause 4 are met or waived in writing by the Investor.

（18）	“Investment principal”, the value of RMB 79.2 million corresponding to the equity consideration (defined below).

1.2	“Above” and “below” in this Agreement unless otherwise agreed in this Agreement.

1.3	The appendix or annex hereto shall be a valid part of this Agreement.

New registered capital and subscribed capital contributors

2.1	additional share

Subject to the terms and conditions set forth herein, the parties agree to complete the new registered capital of the following investors:

2.1.1

Based on the investors of the investment company and operating performance expectations, and reference [] evaluation [] issued by the evaluation report (article number: []) the parties, the investment company in the investment before the overall valuation of RMB 2400 million yuan (hereinafter referred to as “the investment valuation”), and agreed to the investment valuation as the investors to the investment company for the investment basis.

To the terms and conditions of this agreement, according to the [] [] [] issued by the evaluation report (article number: []), the investors to the invested company with its stake in the subsidiary for RMB 79.2 million yuan (capital: seven thousand nine hundred two hundred thousand yuan) (“equity consideration”), subscribe the investment company new registered capital of 1.65 million yuan (capital: one hundred six five ten thousand yuan), the rest of the RMB 77.55 million yuan (capital: seven thousand seven hundred five hundred five ten thousand yuan) included in the capital reserves. After the completion of the equity capital increase, the investors will account for 3.1946% of the equity ratio of the invested company.

2.1.2	The proportion of the equity of the invested company after subscribing for the newly registered capital of the invested company is listed in Article 2.2 below.

2.1.3

After this investment, the registered capital of the invested company will increase from RMB 50 million (in words: five thousand yuan) to RMB 51.65 million (in words: five thousand six hundred and five thousand yuan), and the new registered capital of RMB 1.65 million (in words: one hundred and fifty thousand yuan) shall be subscribed and paid by the investor.

2.2	The shareholding structure after this investment

After the completion of this investment, the shareholding structure of the invested company is as follows:

order number	Name or name of the shareholders	Paid-in capital contribution amount (ten thousand yuan)	forms of investment	Proportion of subscribed capital contribution	Proportion of paid capital contribution
1	After zhang qi	631.156	money	17.9563%	17.9563%

		296.29	stock right

2	Beijing Yonyou Innovation and Investment Center (Limited partnership)	137.9623	money	2.9489%	2.9489%

		14.35	stock right

3	Season full	110.8032	money	2.1453%	2.1453%

4	Beijing Tongtai Gaohua Investment Management Center (Limited partnership)	122.9528	money	2.3804%	2.3804%

5	More than a day	177.4425	money	3.4354%	3.4354%

6	Sun Jianmin	22.2131	money	0.4301%	0.4301%

7	Sun Hailan	221.6195	money	4.2908%	4.2908%

8	Zhongguancun Science and Technology Park Haidian Park Entrepreneurship Service Center	143.434	money	2.7771%	2.7771%

9	Beijing Qichuang Zhongteng Investment Management Center (Limited partnership)	534.2505	money	10.3437%	10.3437%

11	Guangzhou Hexin Investment Partnership (Limited partnership)	163.784	money	3.1711%	3.1711%

10	Beijing Qizhi Zhongchi Investment Management Center (Limited partnership)	419.274	money	8.1176%	8.1176%

12	Huachuang (Fujian) Equity Investment Enterprise (limited partnership)	404.5407	money	7.8323%	7.8323%

13	Jiuzhou Jianyuan Investment Management (Shanghai) Center (Limited partnership)	262.0481	money	5.0736%	5.0736%

14	Shenzhen Innovation Investment Group Co., LTD	137.5773	money	2.6636%	2.6636%

15	Shanxi Hongtu Innovation and Venture Capital Co., LTD	32.756	money	0.6342%	0.6342%

16	Jincheng Hongtu Venture Capital Co., LTD	32.756	money	0.6342%	0.6342%

17	Shenzhen Yinda Investment Center (Limited partnership)	187.3649	money	3.6276%	3.6276%

18	Shenzhen Zhongyi Capital Management Co., LTD	65.512	money	1.2683%	1.2683%

19	Ningbo Meishan Bonded Port Area Lighting Phase II Equity Investment Partnership (Limited partnership)	45.4942	money	0.8808%	0.8808%

20	Liu Rui	45.4941	money	0.8808%	0.8808%

21	Beijing Anrong Innovation Management Technology Center (Limited partnership)	83.3776	money	1.6143%	1.6143%

22	Ningbo Meishan Bonded Port Area Guyinxinchuang Equity Investment Management Partnership (Limited partnership)	70.7547	money	1.3699%	1.3699%

23	Ningbo Meishan Bonded Port Area Gushengdexiang Equity Investment Management Partnership (Limited partnership)	141.5095	money	2.7398%	2.7398%

24	Ningbo Meishan Bonded Port Area Gulianxinying Equity Investment Management Partnership (Limited partnership)	141.5094	money	2.7398%	2.7398%

25	Suqian Zhou Tengjuuo Investment Management Partnership (Limited partnership)	222.7359	money	4.3124%	4.3124%

26	Ningbo Meishan Bonded Port Area Gui Investment Management Partnership (Limited partnership)	13.1132	money	0.2539%	0.2539%

27	Shenzhen Jinfeng Capital Creation Holding Co., LTD	117.9245	money	2.2832%	2.2832%

28	Hunan Tianchang Real Estate Co., Ltd	165.0000	stock right	3.1946%	3.1946%

	amount to	5165.0000		100.0000%	100.0000%

2.3	Equity acquisition

After the completion of the closing of the equity consideration, the investor shall become a shareholder of the invested company and enjoy the rights of the shareholders and assume the shareholder obligations of the invested company in accordance with the provisions of the Company Law and the transaction documents.

Delivery of the equity consideration

3.1	Delivery of the investment consideration

After all the prerequisites specified in Article 4 of this Agreement are met or exempted in writing by the Investor, the Investor shall immediately start the formalities for the increase of the equity capital increase, and the Company shall provide necessary cooperation; the aforementioned procedures shall be completed within [60] days after the Closing Date.

3.2	Achievement of preconditions and exemption

The Parties shall use their best efforts to complete the conditions specified in Article 4 of this Agreement. If all such conditions are not fully reached within 30 days from the execution of this Agreement, the Investor shall be entitled to (1) extend the period or (2) waiver.

A condition precedent to the investor’s obligation of delivery of equity consideration

A condition precedent to the Investor’s obligation for delivery of the equity consideration means that before the Closing Date, all of the following matters are satisfied or waived in writing by the Investor:

4.1	responsible investigation

The Investor has completed the business, financial and legal due diligence of the invested company, and the due diligence results are satisfactory to the Investor.

4.2	Trading documents

The existing shareholders and the investee have properly signed all transaction documents and delivered them to the Investor.

4.3	Statements are guaranteed to be true and correct

In addition to the matters disclosed in writing to the Investor, the representations and warranties listed in Annex A to this Agreement are true, correct, complete and not misleading in all material respects at the time of signing this Agreement, and are true, correct, complete and misleading in all material respects before the Closing date.

4.4	carry out obligations

Neither the existing shareholder nor the investee has committed any material breach of its obligations under this Agreement prior to the Closing Date.

4.5	No material adverse effects

From the date of signing this Agreement to the Closing Date, the Group has no event or situation causing a material adverse impact on the Company, and the Investor has received the instructions signed and issued by the invested Company and the actual controller.

4.6	The company agreed

The shareholders of the board of directors of the investment company has agreed to the investors of the investment, and the existing shareholders and other people have any interests in the investment company or legal entity (if any) have waived or confirm not have the right of the new registered capital of the investment (if applicable), and investors have received the investment company and the actual controller signed and issued the relevant documents.

4.7	Investor approval

The investment has been approved by the Investor (for the avoidance of doubt, the Investor shall be deemed to obtain the approval of this Agreement).

4.8	change of registration

The invested company has submitted the change registration documents to the competent industrial and commercial department for the investment, and provided the relevant receipt or proof.

4.9

No governmental department has enacted, implemented or passed any legal or governmental order which causes all other agreements relating to the proposed transaction under this Agreement and the amendment of all the foregoing documents to illegally or otherwise restrict or prohibit the proposed transaction under this Agreement.

4.10

The core personnel of the company (see Appendix II for details) have signed a labor contract with the company to the satisfaction of the investor, no less than 3 years and contains the non-compete agreement.

Statements and warranties

5.1	Statements and warranties of the actual controller and the invested company

In addition to the matters disclosed in writing to the Investor, the actual controller and the investee (hereinafter the “Guarantor”) hereby represent and severally represent to the Investor as follows:

5.1.1

Guarantee to the investors jointly stated and guarantee: in addition to the written disclosure to investors, all matters contained in annex A are true, correct, complete and not misleading, and until the delivery date is still true, correct, complete and not misleading, and there is no to the guarantor or the interests of the investment company has significant or adverse effects on the facts and documents.

5.1.2

As of the date of signing this agreement, the core of the key technology by the company technical team independent research and development, registered three patents and 52 software copyright, and won the national high-tech enterprise on December 6,2017, since the date of signing this agreement, the actual controllers and the invested company agree and promise that the relevant intellectual property rights completely belong to the investment company (including but not limited to the investment company any core personnel and other employees apply for intellectual property rights).

5.1.3	As of the date of signing of this Agreement, the paid-up registered capital of the invested company is RMB 50 million yuan.

5.1.4

The execution, submission and performance of this Agreement does not, and will not, in any respect violate, the articles of association of the date of this Agreement; (2) the laws or governmental permission it shall comply with.

5.1.5	Except for the matters already disclosed in writing to the Investor, there is no legal procedure prohibiting, restricting or delaying the performance of its obligations hereunder.

5.1.6

Investors according to the provisions of this agreement for the new registered capital for the effective issue, full payment and the holder has no additional obligation of registered capital, the registered capital without any burden, including but not limited to any pledge or other security interests, any restrictions on the exercise of voting rights, get dividends or capital increase of the.

5.1.7	It has not received any bankruptcy order or request, nor any bankruptcy order or request for the appointment of an official receiver.

5.2	Statements and warranties of the Investor

The Investor hereby represents and warrants to the invested Company and the existing shareholders as follows:

5.2.1

It is a limited liability company legally established and effectively existing under the laws of China, and has all capabilities and qualifications required to operate the business scope within the current business license; The Investor has the right to execute this Agreement, exercise its rights hereunder and perform its obligations hereunder;

5.2.2

The execution, submission and performance of this Agreement and will not, in any respect, violate the articles of association or other establishment documents (1) binding on the date of this Agreement; (2) the laws or government permission, including but not limited to the internal approval procedures and public disclosure procedures required for the investment;

5.2.3

There is no legal process prohibiting, restricting or delaying the performance of its obligations hereunder, and except for matters disclosed in writing to the other parties, the above proceedings are initiated and started;

5.2.4

It has not received any bankruptcy order or request, has received no bankruptcy order or request for the appointment of an official receiver, and all its assets have not been affected by any seizure, execution or other proceedings;

5.2.5	Zhongchi Changsha subsidiary is established and existing in compliance, and the establishment fund source is legal, of which 79.2 million yuan has been paid.

5.3	Investors’ reliance on representations and warranties

The actual controller and the investee confirm that the investor completes the transaction under this Agreement, which depends on the truthfulness, accuracy and completeness of the statements and warranties made by the actual controller and the invested Company. Investors through due diligence means of other information related to the investment company or its shareholders, shall not affect any actual controllers, the investment company’s statements and warranties and the validity of article 4 precedent, also will not lead to investor rights under this agreement and legal remedy limited or invalid.

Matters after the Closing Date

The Guarantor undertakes jointly and severally to the Investor that the Guarantor will complete or continue to comply with the following after the Closing Date:

6.1	The use of funds

Unless with the unanimous written consent of the Investor, the invested Company shall and shall only use all the existing working funds of the development and operation of the main business of the invested Company, subject to the compliance with the provisions of related transactions and relevant laws.

6.2	Business qualification and preferential treatment

The guarantor shall ensure that the Group Company continuously maintains the business qualification related to its business in accordance with applicable laws and regulations. The Guarantor shall use his reasonable efforts to cause the Group Company to apply for any preferential treatment in taxation, customs, foreign exchange or otherwise under any preferential policy available to or may be received by law.

6.3	Defective guarantee

The Guarantor undertakes to ensure that the Investor shall be harmless from losses or losses for the punishment, fine or compensation caused by the actual controller or the invested company in violating laws, regulations or agreement with a third party, or any representation, guarantee, commitment or other agreement under this Agreement before the Closing date.

Investor rights agreement

7.1	buy the refusal of

7.1.1

Except subject to the requirements of laws and regulations and the provisions of this Agreement, without the prior written consent of the Investor, the actual controller shall not transfer its equity to any third party (hereinafter referred to as the “target transferee”), nor shall it pledge any equity of the invested company or set any burden of rights.

7.1.2

Unless otherwise agreed in this agreement, under the premise of written approval of the investors, the actual controller to any third party (“target transferee”) directly or indirectly transfer of all or part of the equity, and the transferee has a legally binding offer, the investor has the right to the same terms over the target transferee to purchase all or part of the equity. In the event of the above circumstances, upon consensus of the parties through consultation, the actual controller shall notify the Investor in writing of the amount of the equity to be transferred, the transfer price and the main conditions (the “Transfer Notice”).

7.1.3

The Investor shall notify the actual controller in writing within thirty (30) days after receiving the notice of transfer; if the Investor fails to complete the written notice within thirty (30) days, the Investor shall be deemed to have agreed to waive its preemptive right.

7.1.4

Notwithstanding other provisions of this Agreement, if the actual controller directly or indirectly transfers the equity of the Company, unless (1) the Target transferee agrees in writing to accept the provisions of this Agreement and the Articles of the Company, and to inherit all the obligations of this Agreement and the Articles of the Company (unless the parties otherwise agree in writing).

7.2	Joint sale right

7.2.1

Under the premise of compliance and limited to the provisions of Article 7.1 of this Agreement, if the actual controller directly or indirectly sell all or part of the equity, if the Investor fails to exercise its preemptive right of the proposed equity in accordance with Article 7.1.3 of this Agreement, the Investor has the right to sell all or part of the underlying company (no more than the proposed equity), and shall give the Investor not less than 10 working days to reply. The actual controller will not sell, pledge or otherwise dispose of the equity of the target company until the investor explicitly waives such rights or the third party agrees to sell the equity to the third party under no less than the conditions given to the original shareholder.

7.2.2

For the avoidance of doubt, (1) if the invested company is acquired or merged by the listed company, the investor has the right to participate with the actual controller on the same terms and conditions as the actual controller with the actual controller, and (2) if the other shareholders have the right to exercise the right of joint sale.

7.3	pre-emptive right

After the delivery date, if the invested Company intends to add the registered capital, the actual controller shall first inform the investor of the price and quantity. If the investor agrees, the ratio of the amount of registered capital of the invested Company to the sum of the registered capital of the invested Company held by the investor to the ratio of the amount of the new capital contribution after the completion of the capital increase.

7.4	Anti-dilution terms and best favorable terms

After the signing of this agreement, limited to article 7.3, the investment company for any new round of financing, if a new round of financing price or financing conditions or terms better than the investment financing price (i. e. each registered capital of 50 yuan), the investors shall automatically enjoy such more favorable financing price and conditions or terms. Investors shall have the right to require the actual controllers and the investment company to take necessary measures and steps (including in the applicable Chinese law allows the minimum price to investors issue registered capital), on the economic effect make investors get according to the new financing price of the dilution effect of the shareholders of the investment company, the appointed directors and the shareholders shall vote to approve the resolution of the above steps.

In the avoidance of doubt, (1) To satisfy the foregoing agreement, If the financing price of the new round of financing is lower than the current investment, Then the actual controller agrees to transfer a certain proportion of the equity of the invested company held by the investor at zero consideration or a symbolic price permitted by law, In order to reduce the consideration paid by the investor to any yuan of registered capital of the invested company to the same as the subscription consideration for each yuan of registered capital in the new round of financing; (2) Prior to this investment, The terms and conditions (except the investment price) obtained by other existing shareholders are superior to those agreed herein, The investor (if the trigger conditions are met) is automatically entitled to such more favorable terms and conditions (except the investment price); (3) After this investment, The terms and conditions obtained by the investors of the new round of financing are better than those agreed herein, The investor automatically enjoys the terms and conditions of the new round of financing, But the financing price of the new round of financing is higher than that of this investment except.

The parties further specify that if this clause cannot be enforced for any reason, the parties shall promptly negotiate with each other and take necessary measures (including maintaining the economic benefits of the Investor at the actual controller to the Investor at the request of the Investor). Detailed calculation formula are as follows:

The amount of registered capital of the company transferred by the actual controller to the investor = (the financing price of the new round of financing of the investor) -the amount of registered capital of the company obtained by the investor due to the investment principal;

The amount of cash compensation paid by the actual controller to the investor = the investment principal of the investor- (the financing price of the new round of financing is the registered capital of the company already obtained by the investor due to the investment principal).

In particular, the following issues will not cause anti-dilution adjustment: (1) the new registered capital issued by the invested company with the written consent of the Investor for dividends; (2) the new registered capital issued by the invested company according to the equity incentive plan or employee shareholding plan agreed by the Investor; or (3) the shares issued by the Company at the time of qualified listing (provided the issue price is agreed by the Investor).

7.5	No competition commitment

The actual controller and the invested company shall undertake as follows:

7.5.1	From the effective date of this Agreement to the full withdrawal of the Investor, the actual controller shall serve full-time and continuously for the invested Company;

7.5.2

The actual controller and its affiliated parties shall not directly or indirectly engage in any business competing with the business or the company in any place, shall not manage, operate, join or control any subject competing with the business or the company or provide loans to them, and shall not encourage or solicit the core employees of the company to engage in the above matters;

7.5.3

The actual controller and its affiliated parties do not have any other main business, identical, similar, competing or related directly or indirectly holding or holding shares to the group company, Or any interest directly or indirectly in any said subject; In the avoidance of doubt, If the above situation exists, The Investor has the right to request the actual controller and the invested company to change the subject to the subsidiary of the invested Company or in other ways according to the requirements of the Investor, Moreover, such changes or disposal shall not affect the liability for breach of contract of the actual controller and the invested company.

7.6	Qualified listing

The actual controller and the invested company promise that the invested company will complete the qualified listing before June 30,2022.

7.7	If the Company completes the qualified listing by June 30,2022, the following Article 7 repurchase clause may be waived..8

7.8	The right to repurchase

7.8.1

The Actual Controller and the Investee hereby agree and undertake that, in the event of the following circumstances, the Investor has the right (but no obligation) to require the Actual Controller and the invested Company (the “repurchase obligor”) to repurchase all or part of the equity of the Invested Company held at the time:

（1）	If the invested company is still not qualified for listing before June 30,2022;

（2）

Actual controllers and the investment company, national policies and regulations are adverse to the investment company qualified listed major changes, or the actual controller and the invested company’s ability to perform its obligations under this agreement is a significant adverse impact, including but not limited to due to default under article 12 of significant adverse impact;

（3）

The date when the investor holds the equity to the date when the investor sells all the equity, and the business license of the actual controller is revoked or ordered by the competent authority for the dereliction of duty in the operation and management of the invested company;

（4）

The date on which the investor holds the equity to the date on which he sells all the equity, changes the main business of the invested company, engages in new business, or stops / withdraws from the original business without the written consent of the investor, and causes a significant adverse impact to the invested company;

（5）

Without the written consent of the investor, the acquisition of the invested company, the reorganization of the invested company or the sale of the main property of the invested company or the sale of the invested company but excluding the qualified listing agreement;

（6）

After submitting the IPO application materials for IPO, the invested enterprise voluntarily withdraws the IPO (except in the case of transfer to the board), the listing application materials or the IPO listing application is discouraged, is withdrawn, does not pass the examination committee of the CSRC, fails to approve or is terminated from the review or issuance in other ways;

（7）

The statements and warranties of the actual controller or the invested Company are untrue, inaccurate or incomplete in major respects, or the actual controller or the invested Company seriously violate the commitments and warranties herein and cause a significant adverse impact; or the reputation and business of the invested Company are seriously damaged due to administrative punishment or public condemnation by the competent government department;

（8）	The actual controller has major personal integrity problems, especially when the invested company has a loss of cash cash sales;

（9）	The invested company is placed in custody or goes into bankruptcy proceedings;

（10）

Other circumstances in which the invested company and the other investors have the right to request the repurchase and exit (except the repurchase situation of the existing shareholders (19) Zhongguancun Entrepreneurship Center);

（11）

The existing shareholders who have not signed this Agreement claim to the competent court or arbitration institution that the capital increase procedure is flawed and finally obtains the prevailing judgment or order;

（12）

If there is a major adjustment in the business of the invested company without the consent of the investor, the business of the invested company deviates from the existing business of the invested company in the future and the strategic objectives of the investor, which has a significant adverse impact on the invested company.

7.8.2

In any of the circumstances specified in Item 7.8.1 of this Article, Investors shall have the right to the repurchase obligor repurchase obligor according to the following formula to buy the equity repurchase price investors held by the investment company equity and undistributed profits, surplus reserves, capital reserves turn add equity (hereinafter referred to as the “repurchase shares”) written notice (hereinafter referred to as the “repurchase notice”); The repurchase obligor shall, within four months after receipt of the repurchase notice (120 days, Hereinafter referred to as the “repurchase performance period”), To purchase the share repurchase unconditionally by oneself or an designated third party and pay the corresponding share repurchase price in full, Otherwise, during the period from the date of expiration of the repurchase performance period to the period when the repurchase price has been paid in full, The investor has the right to require the actual controller and the invested company to pay the investor the delay performance fee of 10.000 of the daily repurchase price on the basis, Until the redemption price has been paid in full, And requires the actual controller and the invested company to take all necessary actions in order to make it have enough cash to pay the redemption price in full. The parties agree that the purchase period may be appropriately extended with the prior written consent of the Investor.

7.8.3	The repurchase obligor hereby undertakes that the provisions of this article constitute an irrevocable commitment made by it and are legally binding and enforceable on it.

The Parties agree that, in any case, the share repurchase price shall be the sum of the investment principal corresponding to the repurchased share plus the investment principal and income calculated at 10% / annual interest rate (simple interest) (excluding dividends paid to the Investor) in the following formula:

Share repurchase price = the investment principal corresponding to the repurchased part of the share right * (1 + 10% * N / 365) -X.

The above “N” means the number of days from the date of the completion of the share consideration delivered by the Investor to the date when the Investor receives the full share repurchase price in accordance with this Article 7.8. For the avoidance of doubt, “X” is any dividend or dividend actually paid by the investing company to the Investor prior to the repurchase date.

7.8.4

The investor shall provide the payment account for the share repurchase money in time, and the remittance of the repurchase money agreed in this clause to the account designated by the investor is the performance of the repurchase obligor. Only after the repurchase obligor or the designated third party has paid the repurchase price to the investor, the investor needs to transfer the required repurchase equity. The investor shall, within 15 days from the date when the repurchase obligor pays the full share repurchase price, handle the transfer registration of equity transfer to the actual controller or cooperate with the invested company to prepare relevant documents and report to the industrial and commercial authorities for the registration of equity transfer or capital reduction change. From the exercise of the right of the repurchase to the full payment of the repurchase price, the Investor shall continue to enjoy all the rights of the equity requested to repurchase. The Actual Controller and / or the investee shall, upon the request of the Investor, take the necessary actions to ensure that the necessary transaction of this Article 7.8 is completed as soon as possible, and the Actual Controller hereby agrees that its obligations under this Article 7.8 are not affected by the validity or enforceability of the investee’s obligations under this Article.

7.9	Priority to liquidation

In the event of (i) dissolution, termination, bankruptcy, liquidation, (ii) change of control of the Company, or (iii) sale, lease, transfer, exclusive license or other disposition ((i), (ii), (iii), the Investor is entitled to the liquidation of the amount equal to the investment principal and the remaining assets of the Company in the Company before the liquidation event. The parties agree to adopt a mechanism conforming to the provisions of the applicable law to realize the contents of this article.

7.10	right to know

The guarantor shall ensure that, without affecting the normal business operations of the invested company, During the period of the investor and the previous round investor (see Appendix III) as shareholders of the invested company, The investor and the previous round investor shall enjoy the right to know and supervise the operation and management of the invested company as shareholders, The investor and the previous round shall have the right to obtain information and information on the finance, management, operation, market or other aspects of the invested company, However, it shall not cause damage or serious adverse impact to the invested Company. The information / documents provided by the guarantor to the investor and the previous round investor (see Appendix III) are detailed in Article 10 of this Agreement.

In to ensure that does not affect the normal business operation of the investment company, and three days in advance to the written notice investment company under the premise of the investors and the first round investors have the right to investment company all relevant financial records, documents and other information, and in a reasonable advance notice, during working hours inspection company any places and facilities and contact with the company related personnel.

7.11	Dividend matters

The parties agree that if the shareholders of the invested Company makes a resolution to distribute the undistributed profits, the Investor has the right to continuously require the invested Company to distribute part or all of the undistributed profits in cash, and the actual controller shall cooperate. In the distribution, all shareholders can calculate the amount of distribution according to the proportion of the actual capital contribution.

7.12	The rights of the investors continue

The parties agree that, after the completion of the investment, if the exercise of any rights under this article 7 or by any new financing of the investors in the investment company the equity ratio change, the investors shall hold the investment company equity continue to enjoy all rights under this agreement. If this Agreement, the Articles of Association of the Invested Company need to be re-signed or amended due to the change of equity of the Investor, the parties shall ensure that the Investor continues to enjoy the above rights when re-signing or revising the Articles of Association of the Invested Company and other documents. In addition, the existing shareholders shall sign all necessary documents and take all necessary actions to ensure the investors’ continued access to such rights.

7.13	The right to sell

After three years after the closing date, Failing to complete the qualified listing due to company reasons, If a third party other than the parties hereto intends to acquire the Group Company (including any transaction involving the acquisition of all or substantially all of the equity, assets or business of the Group Company) and issue a true tender offer (the “tender offer”), The Investor has the right to give a written notice to all shareholders (the “Sale Notice”), All shareholders are required to approve the acquisition of such assets or the sale of the third party (the “Purchaser”) of the Target Company (the “Sale Transaction”) on the same conditions as the investors.

In the exercise of the sale rights, all the shareholders (the “Selling Shareholders”) shall sell their shares to the Purchaser under substantially the same terms and conditions as the Investor (including but not limited to the payment arrangement) and make representations and guarantees of the usual transaction practice to the Purchaser regarding the sale of the Target Company in the relevant transaction documents.

The shareholders in this commitment, it will unconditionally comply with the investors in the notice of any instructions, and try their best to cooperate with investors to complete the sale, including but not limited to in all kinds of shareholders and the board of directors on the vote, at the request of investors signed all kinds of resolutions and documents or investors all action deemed necessary.

The selling shareholder who does not agree to the sale transaction shall be obliged to purchase all the equity of the investor at the price in the sale transaction specified in the sale notice within 30 days, otherwise they shall be deemed to agree to the lead transaction.

Charter amendment and corporate governance

8.1	revision of bylaws

The parties agree that, after the signing of this Agreement and before the Closing date, the parties shall jointly facilitate the re-signing or amendment of the Articles of Association of the Invested Company to reflect the relevant interests and rights of the Investor under this Agreement.

8.2	managerial hierarchy

8.2.1.	The parties agree that the governance structure of the invested company shall consof the board of shareholders, the board of directors, the board of supervisors and senior management personnel.

8.2.2.

The invested company shall have a board of directors. The investor shall appoint a director to the board of directors of the company, and the chairman shall be the actual controller. After the completion of the capital increase, the board of directors of the company shall be composed of [ten] directors, exercising the functions and powers prescribed by law and the articles of association of the company. Existing shareholders (14) nine states appoint a round, existing shareholders (15) deep appoint a, existing shareholders (13) Fujian China appointed a, existing shareholders (24) GuYin international appointed a, existing shareholders (18) Shenzhen assumed appointed a, existing shareholders (26) sandalwood capital appointed a, existing shareholders (9) zhongguancun entrepreneurship center appointed a, management shareholders appointed two. In order to avoid ambiguity, without the consent of the above shareholders, the invested company and all shareholders shall not adjust or restrict the rights of the above shareholders to appoint the directors.

8.2.3.	The invested company shall have a board of supervisors, consisting of 3 supervisors.

8.2.4.

The invested company shall have one manager, who shall be recommended by the invested company and appointed by the board of directors. The invested company shall have a financial responsible person, who shall be appointed or dismissed by the board of directors upon nomination by the manager of the invested company. The daily financial work of the invested company accepts the guidance of the board of directors. Other senior management personnel shall be nominated by the manager of the invested company and appointed at the decision of the board of directors.

8.2.5.

All reasonable expenses incurred by the Directors in connection with the invested Company, including but not limited to the attendance of the Board meetings, shall be borne by the invested Company. The investee shall provide the members of the Board by applicable law, including, but not limitation, to indemnify any member of the Board for the liabilities or costs incurred by the Directors (including but not limited to the expense of employing an attorney), but shall not hold the third party liable for breach of law, major malpractice or fraud.

8.3	board of shareholders

The shareholders’ meeting of the invested company is the highest authority of the invested company and exercises the following powers:

（1）	To decide on the business policy and investment plan of the invested company;

（2）	To elect and replace directors and supervisors who are not held by staff representatives, and to decide on the remuneration of directors and supervisors;

（3）	Reviewing and approving the report of the Board of Directors;

（4）	To examine and approve the reports of the supervisors;

（5）	To examine and approve the annual financial budget plan and final accounts plan of the invested company, and any material changes to the business plan or annual budget of the invested company;

（6）	To examine and approve the profit distribution plan of the invested company and the plan for covering the losses;

（7）	Make resolutions on the increase or decrease of the registered capital of the invested company;

（8）	To make resolutions on the issuance of the bonds of the invested companies;

（9）

Make resolutions on the suspension of business, merger, division, dissolution, liquidation, reorganization, merger and acquisition (including equity and sale of material assets) of the invested company, change of control or change of the form of the invested company;

（10）

Change the articles of association or any articles of association documents of the invested company, increase or reduce the registered capital of the invested company, and change the organizational form or main business of the invested company;

（11）	Review and approve the equity incentive plan of the invested company.

（12）	Resolutions on the introduction of new shareholders.

（13）	Build VIE structure and establish agreement control relationship with other invested companies;

（14）

The invested company changes the equity structure and gives equity securities or similar rights such as new options and convertible convertible rights, which dilutes, reduces or negatively affects the investor’s effective shareholding or rights;

（15）	Expansion or reduction of the size of the board of directors;

（16）	Distribution dividends, establish, approve or implement any setting or exercise of liquidation priority;

（17）	Major changes in the existing operating policies of the invested company, including but not limited to entering new business areas and withdrawing from existing business areas;

（18）	Correct or alter or restrict any rights, priorities, privileges or authorizations of the Investor;

（19）

Approval, setting or issuing new shares of any class; or any act of reclassifying the issued shares into their rights (including liquidation, conversion, dividends, voting rights, repurchase, etc.) over or equivalent to the Investor;

（20）

Increase, reduce or cancel the shares / registered capital authorized or issued by the invested Company, or issue, dispatch, purchase or redeem any shares or convertible securities, or exercise any share option, option, or grant or issue any option or option in any act that may result in the dilution of new shares or reduction of the Investor in the invested Company;

（21）	To change the business scope of the invested company, or to engage in new business outside the existing business scope;

（22）

Terminate the business of the invested company, or undertake the merger, reorganization or liquidation of any invested company and / or any subordinate institution, or appoint a receiver, liquidator, legal administrator or similar personnel for the invested company;

（23）	Announce and pay dividends or distribute profits among shareholders in the capitalization of provident funds or otherwise.

The shareholders ‘meeting shall make a resolution by voting and exercise the functions and powers of the shareholders’ meeting in Article 8.3 above. At the resolution of the shareholders’ meeting, the shareholders shall exercise the proportion of their contribution. Among them, Article (5) - (23) and the replacement of directors appointed by the investor shall be approved by the shareholders representing more than two-thirds of the voting rights and shall be approved by more than half of the preferred shareholders; the other shareholders shall be approved by the shareholders representing more than half of the voting rights.

8.4	board of directors

The board of directors of the invested company exercises the following functions and powers:

（1）	To convene shareholders ‘meetings and report to the shareholders’ meeting;

（2）	To implement the resolutions of the shareholders’ meeting;

（3）	To examine and approve the business plans and investment plans of the invested company;

（4）	To formulate the annual financial budget plan and final account plan of the invested company, and any material change to the business plan or annual budget of the invested company;

（5）	To formulate profit distribution plans and compensate for losses of the invested companies;

（6）	To formulate plans for the increase or decrease of the registered capital of the invested company and the issuance of the bonds of the invested company;

（7）	To decide that the invested company shall provide guarantee for a third party other than the shareholder or actual controller of the invested company;

（8）

To formulate plans for the merger, division and dissolution of the form of the invested company; to decide on the appointment or dismissal of the manager and financial officer of the invested company and its remuneration;

（9）	Formulate and revise the equity incentive plan of the invested company;

（10）	The Company shall establish subsidiaries except the institutions established in the annual business plan, business plan and operation plan approved by the Board of Directors.

（11）	In addition to obtaining short-term loans from banks or other financial institutions in normal business, conduct any single loan over RMB 10 million or any debt financing;

（12）	Any assets purchased or leased with a single value of over RMB 5 million or the cumulative value of over RMB 5 million outside the annual budget of the invested Company in any financial year;

（13）	In any 12-month period, the salary of the invested company to the actual controller and the director and above level increases by more than 20%;

（14）	To provide loans to any third party other than the invested company or to provide any security for the debts of any third party outside the invested company;

（15）	Setting a security interest, lien or other mortgage on any assets or interest of the invested Company;

（16）	Sell, transfer or materially dispose of the core assets or business of the invested company;

（17）

Sell, transfer or license the use of the technology or any intellectual property rights of the invested company, or establish any pledge or third party rights on such technology or intellectual property rights;

（18）	Through and modify the employee stock option plan and any other employee incentive plan;

（19）

Change the main business of the invested company to be substantially different from the business described in the current business plan; or change or exit the business that the invested company undertakes to engage in;

（20）	Approval of the new financing of the invested companies;

（21）	Hire or dismiss the auditor of the invested company or change the financial and accounting policies;

（22）	Major acts and transactions of the abnormal business scope of the invested company;

The vote of the board of directors is one vote. Of the above powers of the board, sections (4) - (7) and (10) - (22) shall be approved by two-thirds or more of all the directors. Otherwise, it shall be approved by more than half of all the directors.

Performance commitment

9.1

The valuation adjustment period is from 2021 to 2023, and the net profit of the invested company in 2021 will be RMB [Nine hundred and seven hundred and one] RMB (RMB [9,710,000] RMB), the net profit of the invested company in 2022 is RMB [five thousand four hundred and six hundred] ten thousand yuan (RMB [54,600,000] RMB), and the net profit of the invested company in 2023 is RMB ten thousand (RMB [137,690.000]). The actual completion of the above agreed net profit (excluding non-recurring gains and losses) shall be subject to the audit of the accounting firm recognized by the board of directors and with the qualification of securities practice.

9.2

If the invested company completes the qualified listing within the valuation adjustment period, this article will automatically expire from the beginning, and the investor shall not pursue any responsibility to the actual controller in accordance with this Article 9.

9.3

If the actual net profit of a certain fiscal year during the valuation adjustment period is lower than [90]% of the promised net profit, the investor has the right to choose one of the following two compensation methods to require the actual controller to assume the corresponding obligations:

	The first kind	The second kind

Compensation method	The actual controller will transfer the equity of the investee company to the investor for free according to the following formula (hereinafter referred to as “equity compensation”)	The actual controller cash compensates the investor’s investment cost (hereinafter referred to as “cash compensation”)

computational formula	Equity to be compensated in the current period = equity of the invested company held by the investor in the calculation of the current performance compensation * (1-actual net profit realized in the current period / net profit promised in the current period)	Current compensation amount = the investment principal corresponding to the equity of the invested company held by the investor during the current performance compensation calculation (1-actual net profit of the current period / promised net profit of the current period)

9.4

For the avoidance of doubt, the aforementioned performance compensation shall be completed within 120 days after the issuance of the annual audit report and audited financial statements in 2023 (subject to the completion of the registration of industrial and commercial change), and the final equity compensation or cash compensation shall be subject to the average amount of compensation in the three performance years. For each day overdue, it shall bear the late fee of 1 / 1000% of the unpaid amount per day (if the compensation method is equity compensation, the unpaid amount shall be calculated according to the converted current compensation amount).

Provide information

10.1

Before the listing of the invested company, the actual controller and the invested company shall timely provide the relevant information of the invested company to the investors and the previous round investors (see Appendix III) according to the following requirements:

（1）

Provide the financial statements of the invested company, the balance sheet, profit and loss statement, cash flow statement and other schedules of the invested company within 30 days after the end of the previous quarter;

（2）

Within 90 days after the end of the previous fiscal year to provide the financial statements of the parent company, and since the end of each fiscal year to provide approved by investors with securities qualified accounting firm issued by the investment company audit report, audited accounting statements and its notes;

（3）	Provide the Investor with the operating budget for the next fiscal year within one month before the end of each fiscal year, and specify the estimated income, expenses and cash position monthly;

（4）	Timely provide the investor with the relevant information on the decision of the board of directors of the target company.

10.2

In addition, the investee shall provide the investor and the previous investors (see Appendix III) with materials for the following reasonable purposes, but shall not cause damage or serious adverse effects to the invested company:

（1）	Required for the audit purposes of the investors and the previous investors themselves;

（2）

In order to complete or meet the requirements of the regulatory authorities and the relevant government agencies, the investor requires the invested company to provide other information, statistics, transactions and financial data related to the operation and financial aspects of the invested company.

（3）

The scope of the right to know of the above investors shall be subject to the invested company, the subsidiaries directly or indirectly controlled by the invested company, the branches or other enterprise entities controlled by the invested company.

Default and indemnity

11.1	event of default

In the case of either Party, each of the following will constitute an event of default under this Agreement (hereafter the “Event of default”):

（1）	If any warranty or statement made by a Party hereto in any respect is or becomes inaccurate or untrue; or

（2）	If either party fails to comply with or perform the relevant agreements or obligations that it shall observe or perform under this Agreement.

11.2	liability for breach contract

In case of either party (hereinafter referred to as the “Breaching Party”), the other party (hereinafter referred to as the “Non-breaching Party”) shall have the right to require the breaching party to be liable for breach.

11.3	Default of the invested company and the actual controllers

If either party of the investee company and the actual controller defaults, the Investor has the right to choose:

（1）

The actual controller shall indemnify the invested Company, in which case, the actual controller shall indemnify the invested Company for any loss, damage, liability, costs or expenses incurred by such damages, including but not limited to reasonable litigation / arbitration fees and attorney’s fees;

（2）

By the invested company and the actual controller with joint and several liability to investors compensation, in this case, the invested company and the actual controller shall jointly and joint compensation investors for any damage, damage, liability, cost or expenditure, including but not limited to reasonable litigation / arbitration fees and legal fees, restore the rights and interests of investors to the event of default did not occur.

11.4	limitation of liability

The liability for breach and compensation borne by the actual controller to all investors under this Agreement shall be limited to the equity of the Target Company held by the actual controller, but the aforementioned liability caused by the intentional or gross negligence of the actual controller shall not be subject to this limitation.

stop

12.1	Termination of agreement

This Agreement may be terminated by the unanimous consent of the parties, or if the non-breaching Party has the right to terminate this Agreement within thirty (30) days after the notice of this Agreement. Subject to the provisions of Article 3, neither party shall unilaterally terminate this Agreement.

12.2	Treatment of the protocol termination

The Parties agree that for the termination of this Agreement, (1) in the event of the existing shareholder and / or the default of the invested Company, the Investor shall have the right to exercise the repurchase right and pursue the liability of the existing shareholders and / or the invested Company and (2) in the event of the breach, the Party shall return the consideration for breach of contract.

Applicable law and dispute resolution

13.1	apply the law

This Agreement shall be governed by and construed under the laws of China.

13.2	Dispute resolution

In case of any dispute, disagreement, claim or other matter arising from, based on or in respect of this Agreement, either party shall have the right to submit such dispute to the court with the jurisdiction of Changsha.

vis major

14.1	Definition of force majeure

“Force Majeure” means any event occurring after the signing of this Agreement, not foreseeable upon the signing of this Agreement, with the unavoidable occurrence or overcoming of the consequences, and hindering the performance of either party in whole or in part. These events include earthquakes, typhoons, floods, fires, wars, disruptions of international or domestic transport, acts of government or public agencies (including major legal changes or policy changes), epidemics, riots, strikes, and other events recognized by the parties as force majeure in accordance with general international business practice.

14.2	Force Majeure Treatment

14.2.1.

In the event of force majeure which affects the performance of its obligations under this Agreement, the suspension of performance by the affected party within the force majeure shall not be deemed as a breach of contract.

14.2.2.

The party claiming the force majeure shall promptly notify the other party in writing and within 15 days thereafter provide sufficient evidence of the occurrence and the persistence of the force majeure.

14.2.3.

In the event of a force majeure event, the parties shall immediately consult with each other to find a fair solution, and all reasonable efforts shall be made to minimize the consequences of the force majeure. If the occurrence or consequence of force majeure causes material obstruction to the operation of the invested Company for more than six months and the parties find no fair solution, either party may terminate this Agreement upon written notice to the other party.

else

15.1	maintain secrecy

Without the prior written consent of the other party, neither party shall use (except for any announcement or disclosure for the purpose of this Agreement) or any information about the Agreement and the other parties herein, except thereof:

（1）

Each party may disclose to the relevant party to discuss the Transaction with its affiliates and advisers, but the disclosing party shall ensure that the disclosed affiliates or consultants are subject to the same confidentiality obligations; or

（2）

An announcement or disclosure at the request of any applicable law or regulation or any court of corresponding jurisdiction, provided that the party who makes the announcement or disclosure shall notify the party of the disclosed information and the relevant reason and the scope of the disclosure.

For the avoidance of doubt, this confidentiality clause shall remain in force after the termination of this Agreement.

15.2	notice

Any notice, requirement or information conveyed hereunder shall be delivered in writing to the address and contact person listed in Attachment B to this Agreement, which means that the name of the supporting party and the contact person of the notified party (as shown in Annex B) shall constitute a valid notice). The contact information provided by the parties in this Agreement shall be their valid mailing address. The mailing address is also applicable to all kinds of notices, agreements and other documents in non-litigation matters, as well as the service of relevant documents and legal documents in case of disputes over the agreement, including the service of first instance, second instance, retrial and execution procedures after the dispute goes into arbitration and civil proceedings. In terms of service time, unless there is evidence that the service has been received in advance or is delayed by force majeure, then:

（1）	In the event of such delivery, the notice shall be delivered to the address described in Annex B;

（2）	In the case of prepaid registered mail or express delivery by postage, the notice shall be deemed to have been delivered within ten (10) working days after mailing;

（3）	By air mail, notification shall be deemed served five (5) working days after mailing; and

（4）	In the case of transmission by fax, the notification shall be deemed to be served by the sender’s fax machine.

15.3	cost

After the completion of the investment, the invested company shall bear the transaction costs incurred by the investor due to the investment. If this round of financing is not completed, the investee company and the investor shall bear their respective expenses incurred.

15.4	Further guarantee

Each party hereby undertakes to the other party that it will take all necessary or appropriate or reasonable measures and actions and execute all necessary or appropriate or reasonable agreements and documents to realize the provisions of this Agreement and the transactions proposed or make effective to them. In case of a conflict between the Articles of Association and this Agreement, the relationship between the parties shall prevail in this Agreement, and the parties shall amend the Articles of Association to eliminate the conflict.

15.5	abstain from voting

Failure or delay in the exercise of a right under this Agreement by either party shall not be a waiver of such right; no single or partial exercise of a right shall preclude other exercise of such right in the future.

15.6	transfer the possession of

The successors of each party and the assigns permitted by the other parties shall enjoy the benefits hereunder and be bound by this Agreement. Unless otherwise provided in this Agreement or the Articles of Association of the Investment Company, no party shall assign in whole or part this Agreement or any rights and obligations without the prior written consent of the other parties or to the other parties on the condition that (1) the related party warrants that the Investor equally undertakes all obligations of the Investor under this Agreement; (2) the Investor and the competitors of the Group Company).

15.7	render a service to

This agreement including the actual controller, the investors and the existing shareholders represent more than two-thirds of the voting rights (more than two-thirds of the registered capital) of the shareholders agreed and signed, this agreement annex as an integral part of this agreement, has the same legal effect as the text.

15.8	revise

Any amendment to this Agreement must be made in writing and signed by the parties.

15.9	The original agreement

From the date of this Agreement, the parties agree on the following:

（1）

In view of the provision of the voting mechanism for the internal governance in Article 8 of this Agreement, any veto power of the previous round of investors or any conflict with the voting mechanism stipulated in this Agreement shall terminate;

（2）

Notwithstanding the provisions of this Agreement concerning the preferential rights of the respective shareholders to the Company, However, the first round, the first right of the investor (the entitled party, as shown in Appendix III, The content of the right is still valid according to the Capital Increase and Share Increase Agreement of China Chi Auto Fu United E-commerce (Beijing) Co., Ltd. signed by the relevant parties on May 16,2016), Where: (i) the right of preemptive in article 7.1 of this Agreement, the right of joint sale in Article 7.2, the right of refusal in article 7.3 and the right of liquidation in Article 7.9, The investors of the previous round and the investors shall jointly enjoy such preferential rights in accordance with their respective shareholding ratio in the Company when exercising such preferential rights; (Ii) the anti-dilution terms and the most favorable terms, repurchase rights, sales rights and other investor rights, When the prior round of investors exercises such priority rights, Should not affect the exercise of the Investor under this Agreement, That is, the investor exercises such rights to enjoy the priority of any other previous round of investors, If and only if the Investor fully exercises or waives such priority rights, Other investors shall not exercise such priority rights. For the avoidance of doubt, such as investors written inform the former round of investors to abandon the exercise of all or part of the priority rights, or the former round of the investors to exercise all or part of the priority written notice investors within 30 days from the date of not received written feedback from investors, investors shall be deemed to abandon the exercise of such priority rights.

（3）

The relevant investors of the previous round agree to delay until the exercise any of the rights of the term of June 30,2022 (the “Exercise Date”), and the liquidated damages, interest (if any) and other liabilities payable during the agreement of the preceding round shall be discharged from any effect on the parties. To avoid doubt, if the investment company failed to exercise the qualified listing, the appendix four quoted related to the legal binding on the parties, the first round of investors have the right to the parties claim from the date of the repurchase, compensation, compensation, the relevant parties shall be strictly in accordance with the corresponding legal liability (including but not limited to: repurchase, compensation, pay liquidated damages, interest, etc.).

15.10	Termination of the prior rights

For the purpose of qualified listing, investors and existing shareholders all priority rights, including but not limited to, preemptive rights, joint sale, dilution, repurchase, betting terms, sale, liquidation, information and inspection and veto, and any other clauses that may constitute the process of the company for the time (“time” of termination), to terminate (with conditional recovery clause). At that time, the parties shall cooperate with the Target Company to sign the relevant documents, including but not limited to the agreement of termination (with conditional recovery terms) of all the foregoing priority rights.

15.11	separability

If one or more of the provisions of this Agreement are deemed invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any respect. The parties shall, by consultation in good faith, strive to replace those which are invalid, illegal or unenforceable with valid provisions, and the economic effect shall be as similar as possible to those which are invalid, illegal or unenforceable.

15.12	title

The title is provided for convenience purposes only and does not affect the interpretation of this Agreement.

15.13	text

The formal effective text of this Agreement is in the Chinese text. This Agreement is signed in 29 originals, with each investor holding one copy and the other party holding one copy. The rest shall be used for approval or registration with the relevant government departments. Each copy shall have the same legal effect. This Agreement may be signed on one or (as agreed by the parties) on multiple texts, both faxed and electronically, each shall be deemed as an original, but all signed texts together shall be deemed as a complete document.

15.14	Government format text

If to request the government agencies to implement a specific behavior for the investment of this agreement in accordance with the government agency format text agreement, this agreement shall be overall priority over such format text agreement, and such format text agreement can only be used to request the government agency the specific behavior, and shall not be used to establish and prove the rights and obligations of the relevant parties to the provisions of this agreement.

Hunan Tianchang Real Estate Co., LTD

In the Autozi equity transfer explanation letter

Hunan Tianchang Real Estate Co., Ltd. (hereinafter referred to as “Tianchang Company”) is a wholly state-owned enterprise owned by the Administrative Committee of Changsha Tianxin Economic Development Zone in Hunan Province.

In December 2019, the Management Committee of Changsha Tianxin Economic Development Zone reached an agreement on investment attraction and investment cooperation. Tianchang invested 79.2 million yuan in cash to establish a joint venture, Zhongchi Chefu Internet Technology (Changsha) Co., LTD. In June 2020, Zhongchi Chefu Internet Technology (Changsha) Co., Ltd. replaced the shares of Zhongchi Chefu Internet Technology Co., Ltd., and Tianchang Company held 3.1946% of the shares.

According to the Changsha day heart by the open area of subordinate assets company function responsibilities, according to the business sector branch to professional operations, among them, tianchang company responsible for municipal infrastructure construction, Hunan day ring economic development co., LTD. (belong to Changsha day heart by the open area management committee wholly state-owned company, hereinafter referred to as the “ day ring company) is responsible for industrial investment work. In order to implement the work requirements of the park, all the shares of Zhongchi Auto Fu held by Tianchang Company shall be transferred to Tianhuan Company.

This equity transfer is needed for the institutional reform and professional operation development of Changsha Tianxin Economic Development Zone, rather than the general market transaction behavior. Therefore, we hope that other shareholders of Zhongchi Chefu can give up the preemptive right of the equity transfer and cooperate with the completion of the shareholders’ resolution and relevant procedures of the equity transfer.

Thank you all for your understanding and support!

Hunan Tianchang Real Estate Co., Ltd

On March 12,2021